Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Citius Oncology, Inc. of our report dated December 27, 2024, relating to the consolidated financial statements of Citius Oncology, Inc. appearing in the Annual Report on Form 10-K of Citius Oncology, Inc. for the year ended September 30, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 19, 2025